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                                                                 CONFORMED COPY
                                                                 --------------








                               Dated 9 June 1997
                               -----------------



                         (1) STRONTIAN HOLDINGS LIMITED

                            (2) ARMOR HOLDINGS, INC.

                              (3) ALPHA-A LIMITED

                             (4) MIKHAIL GOLOVATOV

                                (5) IGOR OREKHOV




                          SHARE ACQUISITION AGREEMENT

                                  relating to

                            GORANDEL TRADING LIMITED








                           Travers Smith Braithwaite
                                  10 Snow Hill
                                London EC1A 2AL

                            Telephone 0171-248 9133
                            Facsimile 0171-236 3728

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CONTENTS
--------

Clause of Agreement                                                    Page
-------------------                                                    ----

1        Definitions and interpretation                                   1
2        Sale of Shares                                                   4
3        Consideration                                                    5
4        Undertakings and Consideration Shares                            6
5        Announcements and confidentiality                                8
6        Completion                                                       9
7        Costs                                                            9
8        Tax                                                              9
9        General                                                          9
10       Notices                                                         10
11       Applicable law and jurisdiction                                 11
12       Guarantees                                                      11
13       Dispute Resolution                                              12
14       Service of Proceedings                                          13


Schedule
--------

1        Completion obligations                                          14
2        Consideration instructions                                      16
3        Companies in which MG and IO are interested                     17


Documents in the approved terms
-------------------------------

1        Services Agreement
2        Termination Agreement
3        Letter of resignation
4        Board minutes of the Company
5        Employment Contract
6        Tax Indemnity
7        Loan Agreement and Pledge
8        Non-Compete Agreements
9        Investment Representation Letter
10       Escrow Agent Letter of Instruction

THIS AGREEMENT is made on 9 June 1997

BETWEEN:-

(1) STRONTIAN HOLDINGS LIMITED, a company incorporated and registered in Cyprus (Registration No. 56709) whose registered office is at 10 Mnasiadou Street, Elma Building, Nicosia, Cyprus ("the Vendor");

(2) ARMOR HOLDINGS, INC. a corporation established under the laws of the state of Delaware, USA, whose address for the purposes of this Agreement is 13386 International Parkway, Jacksonville, Florida 32218, USA ("AHI" or "the Purchaser", as the context may require);

(3) ALPHA-A LIMITED, a joint stock company incorporated and registered at the Executive Committee of Kujbishevsky, Regional Council of People's Duties in Moscow on 24 October 1991 (Registration No. N6474) whose official address is at 105023, Moscow, Suvosovskaya Str., Building 27 ("the Guarantor");

(4) MIKHAIL GOLOVATOV, of 22-39 Bolshaya Nikitshaya Street, Moscow 103009, Russia ("MG"); and

(5) IGOR OREKHOV, of 22-39 Bolshaya Nikitshaya Street, Moscow 103009, Russia ("IO").

IT IS AGREED as follows:-

1.  Definitions and interpretation

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:-

AHI Group AHI, its subsidiaries and associates for the time being (including, for this purpose, the Company) and "AHI Group Company" shall be construed accordingly;

Business in relation to a person, any business of that person providing Security Goods and Security Services to any firm, company, organisation or individual requiring the same in any part of the Relevant Area, whether carried on by such person itself or through any agent, contractor or subcontractor or in conjunction in whole or part with one or more other persons;

Business Day                      a weekday, other than a Saturday, on which
                                  clearing banks are ordinarily open for
                                  business in the City of London;

Client                            in relation to a person carrying on a
                                  business,

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                                     - 2 -

                                  any person who, in the course of such
                                  business, has been provided with Security
                                  Goods or supplied with Security Services in the Relevant Area, including any person who has asked (or enquired about) such business to provide Security Goods or provide Security Services in the Relevant Area;

C(pound)1                         a unit of currency of Cyprus known as the
                                  Cyprus pound;

Company Gorandel Trading Limited, a company incorporated and registered in Cyprus (Registration No. 56442) whose registered office is at 10 Mnasiadou Street, Elma Building, Nicosia, Cyprus;

Completion                        the performance of the obligations to
                                  complete the sale and purchase of the Shares in accordance with Schedule 1;

Completion Date                   the date on which Completion occurs;

Consideration Shares              the 28,794 shares of registered common stock
                                  of AHI to be issued as part of the Initial
                                  Consideration as stated in clause 3.1.2;

Deferred Consideration            the deferred consideration for the sale and
                                  purchase of the Shares as stated in clause
                                  3.3;

Employment Contract               the employment contract in the approved terms
                                  to be entered into on Completion between the Company (1) and MG (2);

Escrow Agent Instruction Letter   the instruction letter in the approved terms
                                  to the Bank of Scotland in its capacity as Escrow Agent under the terms of this Agreement to be signed by or on behalf of each of the parties;

Initial Consideration             the initial consideration for the sale and
                                  purchase of the Shares as stated in clause
                                  3.1;

Investment Representation Letter  the letter of representation in the approved terms to be addressed to the Purchaser and signed by the Vendor, MG and IO;

Joint Venture Agreement           the joint venture agreement dated 27 November
                                  1993 between DSL (Overseas) Limited (1), the
                                  Vendor (2), the Company (3), Defence Systems
                                  Limited (4) and the Guarantor

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                                     - 3 -

                                  (5) relating to the Company;

Loan Agreement                    the loan agreement in the approved terms of
                                  even date herewith between Defence Systems
                                  Limited (1) and the Vendor (2);

Non-Compete Agreements            the agreements in the approved terms to be
                                  executed by MG and IO;

Pledge the security in the approved terms by way of pledge over the Consideration Shares to be issued to the Vendor to be executed pursuant to the terms of the Loan Agreement;

Relevant Area                     as defined in the Services Agreement;

Security Goods                    all goods and products required in order to
                                  provide Security Services;

Security Services                 the provision and management of security of
                                  all kinds, including (without limitation) guard and other protection services, courier services, logistical management, medical management, supervision and training of security personnel, advice and consultation on all types of security arrangements and on situations involving security needs, equipment supply, investigative services and all services ancillary to or relating to such matters;

Services Agreement                the services agreement in the approved terms
                                  to be entered into on Completion between the Company and the Guarantor and others ("the
                                  Alpha Companies");

Shares the 500 ordinary shares of C(pound)1 each of the Company to be acquired by the Purchaser in accordance with this Agreement;

Termination Agreement             the termination agreement in the approved
                                  terms to be entered into on Completion
                                  between DSL (Overseas) Limited (1), the
                                  Vendor (2), the Company (3), Defence Systems
                                  Limited (4) and the Guarantor (5) terminating the Joint Venture Agreement;

Tax Indemnity                     the tax indemnity in the approved terms to be
                                  entered into on Completion between the Vendor and the Purchaser;

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                                     - 4 -

US$                               the unit of currency of the USA;

Vendor Group the group of companies comprising each holding company of the Vendor and each subsidiary of each such holding company, excluding the Company.

1.2 Where used in this Agreement the terms "subsidiary" and "holding company" shall have the meanings respectively attributed to them by the Companies Act 1985 at the date of this Agreement.

1.3  A reference to any statutory provision in this Agreement:-

         1.3.1 includes any order, instrument, plan, regulation, permission and direction made or issued under such statutory provision or deriving validity from it; and

         1.3.2 shall be construed as a reference to such statutory provision as in force at the Completion Date (including, for the avoidance of doubt, any amendments made to such statutory provision that are in force at the Completion Date); and

         1.3.3 shall also be construed as a reference to any statutory provision of which such statutory provision is a re-enactment or consolidation.

1.4 The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5 References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.

1.6 A document expressed to be "in the approved terms" means a document, the terms, conditions and form of which have been agreed by the parties to this Agreement and a copy of which has been identified as such and initialled by or on behalf of each of the parties.

1.7 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

2.  Sale of Shares

2.1 The Vendor shall sell or procure to be sold with full title guarantee and the Purchaser shall purchase the Shares upon and subject to the terms and conditions of this Agreement.

2.2 The Vendor, MG and IO shall procure that the Purchaser acquires good title to the Shares free from all liens, charges, encumbrances, equities and claims whatsoever and together with all rights now or hereafter attaching to them.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

2.4 The Vendor, MG and IO jointly and severally warrant, represent and undertake to the

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                                     - 5 -

Purchaser that:-

         2.4.1 the Vendor has the right to dispose of the Shares and the Vendor is disposing of them free from all liens, charges, encumbrances, equities and claims whatsoever, together with all rights now or hereafter attaching thereto;

         2.4.2 the Vendor has the requisite power and authority to enter into and perform its obligations under this Agreement and that the obligations purported to be so assumed are valid, binding and enforceable obligations of the Vendor; and

         2.4.3 those companies whose details are set out in Schedule 3, comprise all of the companies carrying on the Business in which MG and IO are interested, directly or indirectly.

2.5 The Guarantor warrants, represents and undertakes to the Purchaser that it has the requisite power and authority to enter into and perform its obligations under this Agreement and that the obligations purported to be so assumed are valid, binding and enforceable obligations of the Guarantor.

3.  Consideration

3.1 The Initial Consideration for the sale and purchase of the Shares shall be:-

         3.1.1 the sum of US$470,000, payable in cash at Completion; and

         3.1.2 the sum of US$300,000, payable by the issue of the Consideration Shares at Completion,

and such cash payment and issue of Consideration Shares shall be made in accordance with the terms of the instructions set out in Part I of Schedule 2.

3.2 The Consideration Shares shall be issued as fully paid unregistered common stock of AHI.

3.3 The Deferred Consideration for the sale and purchase of the Shares shall be the sum of US$600,000 which shall be payable in cash on 30 September 1997 providing that at that time the Purchaser has had established to its reasonable satisfaction that the Company has met its obligations in relation to all Kazak and Russian taxes due up to 31 March 1997 (including, without limitation, social taxes in respect of any employee of the Company) without incurring any additional expenditure in respect thereof and, in the event, that the Purchaser has not been so satisfied the Deferred Consideration shall not become payable until such time as the Purchaser is so reasonably satisfied. The cash payment of the Deferred Consideration shall, when it becomes due for payment be made in accordance with the terms of the instructions set out in Part II of Schedule 2.

3.4 As soon as practicable after completion and, in any event, on or before 31 July 1997, the parties shall prepare and agree accounts for the Company (comprising a profit and loss account and balance sheet to be prepared in accordance with such accounting policies as the parties shall agree between themselves) for the period from the day following the last day of the period for which the last accounts of the Company were prepared until (and

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                                     - 6 -

including) 31 May 1997 ("the Completion Accounts"). Within 15 Business Days following the agreement of the Completion Accounts, the Purchaser shall pay or procure the payment to the Vendor of an amount equal to 50 per cent of the retained profits shown by the Completion Accounts less any amounts owing by the Vendor pursuant to the Loan Agreement and less any amounts owing by any of the Vendor, MG, IO or any of the Alpha Companies to a member of the AHI Group ("the Retained Profit Payment"). The Vendor hereby directs that the Retained Profit Payment shall be divided and paid in equal proportions to MG and IO.

4.  Undertakings and Consideration Shares

4.1 The Vendor undertakes to the Purchaser to procure that MG and IO shall not for a period of one year from the Completion Date, sell, charge, transfer or otherwise dispose of all or part of or all or part of any interest in any Consideration Shares and undertakes to the Purchaser in respect of the Consideration Shares to be issued to it pursuant to the terms of Part I of
Schedule 2 that it will not during the period in respect of which such shares are the subject of the Pledge sell, charge, transfer or otherwise dispose of all or part of or all or part of any interest in such shares and that immediately following the release of such Consideration Shares (or any part thereof) from the Pledge, it will transfer such released Consideration Shares to MG and IO in equal proportions.

4.2 Each of MG and IO undertake to the Purchaser that they will not for a period of one year from the Completion Date, sell, charge, transfer or otherwise dispose of all or part of or all or part of any interest in any Consideration Shares which are either issued to them pursuant to the provisions of Part I of Schedule 2 or transferred to them pursuant to the provisions of clause 4.1.

4.3 Promptly following the issue of the same, AHI shall procure that the certificate(s) for the Consideration Shares are deposited with the Bank of Scotland ("the Escrow Agent") who shall retain such certificate(s) until one year from the Completion Date ("the Lock-Up Date"). Subject to clauses 4.4.1 and 4.4.2 at the expiry of such period, the Purchaser shall procure that the Escrow Agent release such certificate(s) to such persons as may be entitled thereto.

4.4.1 In the event that there is any ongoing dispute, disagreement, claim or action (which remains unsettled as at the Lock-Up Date) in relation to this Agreement, or the Tax Indemnity, or the Services Agreement, or the Employment Contract or the Non-Compete Agreements, or the Loan Agreement (as the case may be), in circumstances where any of the Purchaser, the Company, Defence Systems Limited or DSL (Overseas) Limited (a "Claiming Party") have a claim or action against any of the Vendor, the Guarantor, MG or IO ("Relevant Persons") then the parties agree that the certificate(s) in respect of the Consideration Shares shall continue to be held by the Escrow Agent after the Lock-Up Date until such claim or action is settled and for these purposes the Escrow Agent shall be entitled to rely on confirmation in writing from the Purchaser as to what action the Custodian should take in relation to the Consideration Shares.

4.4.2 If pursuant to a claim or action of the type referred to in clause 4.4.1, judgement is awarded in favour of a Claiming Party or settlement is otherwise agreed such that an amount is determined to be owed by any of the Relevant Persons to the Claiming Party, the parties agree that the Claiming Party shall be entitled to set-off such amount, firstly,

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                                     - 7 -

against the Consideration Shares and the number of Consideration Shares representing the said amount and any expenses of sale (by reference to the market value of the Consideration Shares as at the date of sale pursuant to this clause) shall be sold to satisfy the amount so owed and each of the Relevant Persons hereby appoints the Company or any duly authorised representative of the Company to be its attorney in relation to any such sale and to carry out all acts and execute all documents (whether by way of deed or otherwise) which may be necessary or desirable to effect such sale (including, without limitation, any instrument of transfers). Each of the Relevant Persons declare that this power of attorney, having been given to secure obligations in connection with this clause 4.4.2, shall be irrevocable in accordance with section 4 of the Power of Attorney Act 1971.

4.5 In consideration of the Purchaser entering into this Agreement, the Vendor undertakes with the Purchaser that it will not either on its own account or in conjunction with or on behalf of any other person or persons, whether directly or indirectly, for the period of:-

4.5.1 5 years from the date of this Agreement, at any time during such period supply Security Goods to or provide Security Services for any person which is at the date of this Agreement or was during the immediately preceding period of twelve months a Client of any Business of any AHI Group Company where such Security Goods or Security Services are the same as or compete with Security Goods supplied or Security Services provided in the course of any Business of any AHI Group Company at the date of this Agreement or during the immediately preceding period of twelve months;

4.5.2 5 years from the date of this Agreement at any time during such period solicit or endeavour to solicit the custom of any person which is at the date of this Agreement or was in the immediately preceding period of twelve months a Client of any Business of any AHI Group Company for the supply of Security Goods or the provision of Security Services which are the same as or compete with those supplied or provided in the course of any Business of any AHI Group Company at the date of this Agreement or during the immediately preceding period of twelve months;

4.5.3 5 years from the date of this Agreement, at any time during such period solicit or entice away or endeavour to solicit or entice away from any AHI Group Company any person who is at the date of this Agreement, or was during the immediately preceding period of twelve months, employed in any Business of any AHI Group Company whether or not such person would commit a breach of his or her contract of employment by reason of leaving service, save that this clause 4.5.3 shall not apply to any individual employed by such AHI Group Company in a purely secretarial or non-managerial administrative role; and

4.5.4 5 years from the Completion Date, at any time during such period carry on or be engaged, concerned or interested in the Relevant Area in any business which competes with the Business of any AHI Group Company as the same is carried on from time to time, other than as holder of common stock of any company.

4.6 Each of the undertakings contained in clause 4.5 is a separate undertaking by the Vendor in relation to itself and its interests and shall be enforceable by the Purchaser separately and independently of their respective right to enforce any one or more of the other undertakings contained in clause 4.5 and in the event that any such undertaking shall be found to be void but would be valid if some part were deleted or the period or area of application were reduced, then such undertaking shall apply with such modification as may be necessary to make it valid and effective.

4.7 The parties hereby agree and acknowledge that the undertakings contained in clause 4.5 are reasonably necessary to protect the legitimate business interests of those AHI Group Companies carrying on a Business from time to time.

4.8 The parties confirm that it is agreed that following Completion the Company shall enter into an agreement (and MG and IO shall use their respective best endeavours to procure the same) in relation to the occupation by the Company of office space (with an area of approximately 80m2) in Moscow 119034, Hilkov pezeulok, 6 Building 1 ("the Building") and in addition, MG and IO shall use their respective best endeavours to procure that there is made available for use by the Company further appropriate office space in the Building, to serve as a negotiations room and a director's office (which shall be available for use by MG in his capacity as managing director of the Company) and in respect of all such occupation by the Company it shall pay rent at the rate of $25,000 until 31 December 1997 (and on the basis that such office space is available for use by the Company from 1 July 1997) and at the rate of US$75,000 for the period until 31 December 1998, at which time a revised rent payment shall be agreed between the Company and MG.

4.9 In relation to the Building, MG and IO shall use their respective best endeavours to procure that bedroom accommodation in the Building shall be made available for use by the Company at the rate of US$100 per night save that there shall be no charge for the use of such bedroom accommodation by directors of the Purchaser, the Company or DSL Holdings Limited (as the case may be).

4.10 MG and IO undertake to use their respective best endeavours to procure that any other companies which act as a sub-contractor of the Company pursuant to the terms of the Services Agreements enters into a non-compete agreement (in such form as may be required by the Company) in respect of the Client for whom Security Goods or Security Services are being provided pursuant to the sub-contract arrangements.

5.  Announcements and confidentiality

5.1 No announcement relating to the subject matter of this Agreement or any matter ancillary to this Agreement shall be made by or on behalf of the parties to this Agreement without the prior written approval of the other parties provided that nothing shall prevent the Purchaser making (even in the absence of the approval of the other parties) any announcement or disclosure required by law, the American Stock Exchange or any other regulatory authority.

5.2 The Vendor and the Guarantor shall keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than the Purchaser) or use for its own or any other person's benefit any know-how or confidential information relating to any of the customers, suppliers or affairs of the businesses (including any prospective businesses) of the Company or otherwise relating to the business of the Company.

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                                     - 9 -

5.3 All records, papers and documents in the possession, custody or control of or kept or made by or on behalf of the Vendor relating to the business or affairs of the Company and of which the Company does not have a record or copy shall be deemed to be the property of the Company and all such items shall be delivered to the Purchaser or as the Purchaser may direct at Completion.

6.  Completion

6.1 Completion shall take place at the offices of Travers Smith Braithwaite, 10 Snow Hill, London EC1A 2AL immediately after execution of this Agreement. On such date the parties shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in the Schedule 1.

7.  Costs

Each party shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and each of the Vendor, MG and IO represent and undertake that none of such costs and expenses have been nor will prior to Completion be borne by the Company.


8.  Tax

On Completion each of the Vendor and the Guarantor shall execute the Tax Indemnity.

9.  General

9.1 No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

9.2 Any remedy or right conferred by this Agreement on the Purchaser for breach of this Agreement shall be in addition to and without prejudice to any other right or remedy available to either of them.

9.3 No failure or delay by the Purchaser or time or indulgence given by it in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

9.4 No waiver by any party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

9.5 Any release, waiver or compromise or any other arrangement which the Purchaser gives or enters into with any party to this Agreement in connection with this Agreement shall not affect any right or remedy of the Purchaser as regards any other party's liabilities under or in relation to this Agreement and such other party shall continue to be bound by this Agreement as if it had been the sole contracting party.

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                                     - 10 -

9.6 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between the parties be substituted for any of them.

9.7 This Agreement may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

9.8 The Vendor, the Guarantor, MG and IO shall and shall procure that any third party shall, do, execute and perform all such further deeds, documents, assurances, acts and things as may be necessary to give effect to this Agreement.

9.9 The provisions of this Agreement shall remain in full force and effect after Completion so far as they then remain to be observed and performed.

9.10 Each of the Vendor, the Guarantor, MG and IO acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of the Purchaser other than as expressly contained in this Agreement provided that nothing herein shall exclude the Purchaser from liability for fraudulent misrepresentation.

10.  Notices

10.1 Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address stated at the beginning of this Agreement. Any alteration in such details shall, to have effect, be notified to the other parties in accordance with this clause.

10.2  Service of a notice must be effected by one of the following methods:-

10.2.1 personally on a director or the secretary of any party and shall be treated as served at the time of such service;

10.2.2 by prepaid first class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

10.2.3 by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

10.2.4 by sending it by facsimile transmission to the number for the party to whom it is to be sent which is referred to below or if another number shall have been notified by that party to all the other parties for the purposes of this clause by notice given in accordance with this clause 10.2, then to the number of such party which shall have been so notified, for service by facsimile transmission which purpose the latest notification shall supersede all previous notifications and shall be treated as served at the time of transmission. The fax numbers of the parties for the purpose of this clause
10.2 are:

         The Purchaser     -        Fax No. (0171) 828 2845

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                                     - 11 -

         The Vendor        -        Fax No. (007) (095) 290 3428
         The Guarantor     -        Fax No. (007) (095) 290 3428
         MG                -        Fax No. (007) (095) 290 3428
         IO                -        Fax No. (007) (095) 290 3428

11.  Applicable law and jurisdiction

11.1 This Agreement shall be governed by and construed in accordance with the laws of England.

11.2 The parties irrevocably submit for the benefit of the Purchaser to the non-exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement. Nothing contained in this clause shall be taken to have limited the right of the Purchaser to proceed in the courts of any other competent jurisdiction.

12.  Guarantees

12.1 In consideration of the Purchaser entering into this Agreement with the Vendor at the request of the Guarantor, the Guarantor hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees to the Purchaser (as separate undertakings and guarantees) the full, prompt and complete performance by the Vendor of all its obligations under this Agreement (which for the purposes of this clause 11 shall be defined to include the Tax Indemnity) and the due and punctual payment of all sums now or subsequently payable by the Vendor to the Purchaser under this Agreement when the same shall become due and undertakes with the Purchaser that if the Vendor shall default in the payment of any sum under this Agreement the Guarantor shall forthwith on demand by the Purchaser pay such sum to the Purchaser.

12.2 The guarantees contained in clause 12.1 are continuing guarantees and shall remain in force until all the obligations of the Vendor under this Agreement have been fully performed and all sums payable by the Vendor under this Agreement have been fully paid.

12.3 The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor:-

12.3.1 any time, indulgence, waiver or consent at any time given to the Vendor or any other person;

12.3.2 any compromise or release of or abstention from perfecting or enforcing any right or remedy against the Vendor or any other person;

12.3.3 any legal limitation, disability, incapacity or other circumstance relating to the Vendor or any other person or any amendment to or variation of the terms of this Agreement or any other document referred to in this Agreement; and

12.3.4 any irregularity, unenforceability or invalidity of any obligations of the Vendor under this Agreement or the dissolution, amalgamation, reconstruction or insolvency of the

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                                     - 12 -

Vendor.

12.4 The guarantees contained in clause 12.1 may be enforced by the Purchaser without the Purchaser first taking any steps or proceedings against the Vendor.

12.5 All payments to be made by the Guarantor shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

13.  Dispute Resolution

13.1 Any dispute arising out of or in connection with this Agreement, including any question regarding the existence, scope, validity or termination of this Agreement or this clause (whether arising in contract, tort or otherwise), shall at the nomination of the party initiating the action be referred to and finally resolved by Arbitration under the Rule of the London Court of International Arbitration ("LCIA"), which Rule is deemed to be incorporated by reference into this clause to the extent not inconsistent with its provisions.

13.2 The arbitral panel shall consist of three arbitrators, all of which at the time of the arbitration must be independent of the parties. The party initiating arbitration (the "Claimant") shall nominate its arbitrator in its request (the "Request"). The other party (the "Respondent") shall nominate one arbitrator within 30 days of receipt of the Request in accordance with Article
2.1 of the Rules of the LCIA. Where there is more than one Claimant or more than one Respondent and the Claimants or the Respondents (as the case may be) cannot agree between themselves on the nomination of an arbitrator, the Arbitration Court of the LCIA shall forthwith appoint both parties' arbitrators and such arbitrators shall stand as the parties' nominated arbitrators. Within 30 days of the appointment of the parties' nominated arbitrators by the Arbitration Court of the LCIA or the nomination of the second arbitrator, the two arbitrators shall nominate a third arbitrator to be the Chairman of the tribunal, failing which the Arbitration Court of the LCIA shall forthwith appoint the Chairman.

13.3 The place of the arbitration shall be London, England and the proceedings shall be governed by the laws of England.

13.4 The language of the arbitration shall be English and the award shall be in English.

13.5 The arbitral award may grant any relief deemed by the arbitrators to be appropriate, including, without limitation, specific performance and preliminary or interim relief (including but not limited to a preliminary injunction or temporary restraining order). The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs (including the parties' legal and other costs). Any award rendered may be confirmed, judgment upon any award rendered may be entered, and such award or the judgment thereon may be enforced in any court of any state or country having competent jurisdiction.

13.6 Notwithstanding the other provisions of this clause 13 the Purchaser may seek from any court of competent jurisdiction any interim, provisional or injunctive relief that may be necessary to protect the rights or property of the Purchaser or maintain the status quo during or after the pendency of the arbitration proceeding, subject to the provisions of Article 13.2 of the Rules of the LCIA (but excluding therefrom reference to paragraph (h) of Article 13.1 save in circumstances where the relief sought from the Court has already been sought from and refused by the arbitral tribunal). The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right of any party to submit the dispute to arbitration.

13.7 In the event that any or part of any arbitral award is unenforceable outside the United Kingdom by reason of it granting injunctive relief or specific performance (whether interim or final relief), the parties to the arbitration agree that any of them shall be at liberty to apply to any court of competent jurisdiction for identical relief and further agree that all decisions of the arbitral tribunal giving rise to such relief shall be treated by the parties to the arbitration as giving rise to res judicata between them and may not be reopened by any of them.

14.  Service of Proceedings

Each of the Vendor, MG and IO and the Guarantor irrevocably authorises and appoints Yakimov Andrey of 7th Floor, Egginton House, 26-28 Buckingham Gate, London SW1E 6LD as its agent for service of proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be service on the relevant person.

This Agreement has been duly executed by the parties on the date set out above.

AS WITNESS this Agreement has been executed and delivered as a deed by or on behalf of the parties the day and year first before written.

SCHEDULE 1

Completion Obligations

Part I

Obligations of the Vendor, MG and IO

1. The Vendor, MG and IO shall deliver, or procure the delivery of, to the Purchaser:-

1.1 duly executed transfers of the Shares by the registered holders in favour of the Purchaser or persons nominated by the Purchaser, the share certificates and any additional documentation necessary to establish the transferor's title to the Shares, to authorise the executions of such transfers and to allow the transferees (subject to due stamping) to be registered in the register of members of the Company as holders of the Shares including, without limitation to the generality of the foregoing, the consent of the Central Bank of Cyprus to such transfer;

1.2  a resignation letter in the approved terms from Igor Orekhov;

1.3  evidence satisfactory to the Purchaser that:-

         1.3.1 all sums owed by the Company to MG, IO, any member of the Vendor Group or to any of the Alpha Companies or by MG, IO, any member of the Vendor Group or any of the Alpha Companies to the Company or (as the case may be) Defence Systems Limited have been repaid;

         1.3.2 any guarantees granted or security or indemnities given by the Company in respect of obligations of MG, IO, any member of the Vendor Group or any of the Alpha Companies have been released or discharged;

1.4  an engrossment of the Services Agreement duly executed by the Alpha
Companies;

1.5  an engrossment of the Termination Agreement duly executed by the Vendor;

1.6 an engrossment of the Tax Indemnity referred to in Clause 8, duly executed by the Vendor;

1.7  an engrossment of the Employment Contract duly executed by MG;

1.8 an engrossment of the Loan Agreement and the Pledge duly executed by the Vendor;

1.9 engrossments of the Non-Compete Agreements duly executed by MG and IO, as the case may be;

1.10 the Investment Representation Letter and the Escrow Agent Letter of Instruction duly signed by or on behalf of the Vendor, MG and IO.

2. The Vendor shall procure (together with the Purchaser) the holding of a meeting of the board of directors of the Company, at which board resolutions in the approved terms shall be passed.

3. The Vendor shall deliver to the Purchaser or as the Purchaser directs all records, papers and documents referred to in clause 5.3

Part II

Obligations of the Guarantor

The Guarantor shall deliver to the Purchaser an engrossment of the Termination Agreement duly executed by it.

Part III

Obligations of the Purchaser

The Purchaser shall, conditionally upon the implementation of the matters set out in Part I and Part II of this Schedule:-

1. Authorise the telegraphic transfer of US$470,000 in cleared funds to an account or accounts specified by the Vendor which shall discharge the Purchaser from its obligation to pay that part of the Initial Consideration payable under clause 3.1.1 to the Vendor.

2. Deliver to the Vendor an engrossment of the Services Agreement duly executed by the Company.

3. Deliver to the Vendor an engrossment of the Termination Agreement duly executed by Defence Systems (Overseas) Limited and by Defence Systems Limited.

4. Procure that the Consideration Shares are issued in the amounts and to the those persons specified in Schedule 2 and shall procure that the certificates in respect of the Consideration Shares are lodged with the Escrow Agent, in accordance with the terms of clause 4.3 which shall discharge the Purchaser from its obligation to pay that part of the Initial Consideration under clause
3.1.2 to the Vendor.

5. Procure the delivery to the Vendor of an engrossment of the Loan Agreement duly executed by Defence Systems Limited.

SCHEDULE 2

Consideration Instructions


Part I - Initial Consideration

1. The Initial Consideration of US$470,000 payable in cash at Completion pursuant to clause 3.1.1 shall be paid as follows:-

         1.1  the sum of US$200,000 shall be paid to MG;

         1.2  the sum of US$200,000 shall be paid to IO;

         1.3  the sum of US$70,000 shall be paid to the Vendor.

2. The Initial Consideration of US$300,000 payable pursuant to clause 3.1.2 shall be satisfied by the issue of the Consideration Shares as follows:-

         2.1  4,799 Consideration Shares shall be issued to MG;

         2.2  4,799 Consideration Shares shall be issued to IO; and

         2.3  19,196 Consideration Shares shall be issued to the Vendor.

but so that such issues of Consideration Shares shall be subject to the provisions of clauses 4.1 to 4.3 (inclusive).

Part II - Deferred Consideration

3. The Deferred Consideration of US$600,000 payable in cash pursuant to clause
3.3 shall be paid as follows:-

         3.1  the sum of US$300,000 shall be paid to MG; and

         3.2  the sum of US$300,000 shall be paid to IO.

SCHEDULE 3
----------

Companies in which MG and IO are interested
-------------------------------------------

Name of Company              Registered Office                 Registered No.
---------------              -----------------                 --------------

1.  Alpha-A Limited          27, Suvosovskaya Street            N6474
                                     Building 27
                                     Moscow

2.  Alpha-B Limited          27, Suvosovskaya Street            -
                                     Building 27
                                     Moscow

3.  Alpha-7 Limited          27, Suvosovskaya Street            -
                                     Building 27
                                     Moscow

EXECUTED as a DEED by             )
STRONTIAN HOLDINGS LIMITED        )
acting by its duly                )
appointed attorney                )
MIKHAIL GOLOVATOV                 )

                                            MIKHAIL GOLOVATOV

                                            ...................................
                                            Attorney



EXECUTED as a DEED by             )
ARMOR HOLDINGS, INC.              )
acting by:-                       )

                                            JONATHAN SPILLER

                                            ...................................
                                            Authorised Signatory



EXECUTED as a DEED by             )
ALPHA-A LIMITED                   )
acting by:-                       )

                                            MIKHAIL GOLOVATOV

                                            ...................................
                                            Authorised Signatory



EXECUTED as a DEED by             )
MIKHAIL GOLOVATOV                 )         MIKHAIL GOLOVATOV
in the presence of:-              )


NEAL WATSON
Solicitor
10 Snow Hill
London EC1A 2AL

EXECUTED as a DEED by             )
IGOR OREKHOV                      )
acting by his duly appointed      )         MIKHAIL GOLOVATOV
attorney MIKHAIL GOLOVATOV        )
in the presence of:-              )


NEAL WATSON
Solicitor
10 Snow Hill
London EC1A 2AL